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                                                                    Exhibit 23.3

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Beverly Bancorporation, Inc.

We have audited the consolidated balance sheet of Beverly Bancorporation, Inc. and Subsidiaries as of December 31, 1997 (not presented separately herein), and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts used and significant disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present, in all material respects, the consolidated financial position of Beverly
Bancorporation, Inc. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                           /s/GRANT THORNTON LLP

Chicago, Illinois
January 23, 1998 (except for note 18
     as to which the date is March 15, 1998)


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